Exhibit 99.1

News Release

Media Contact: Jared Maxwell (801) 505-5027 jmaxwell@myriad.com	Investor Contact: Scott Gleason (801) 584-1143 sgleason@myriad.com

Myriad Genetics Expands Board of Directors with New Member

Rashmi Kumar Elected to Myriad’s Board of Directors.

SALT LAKE CITY, Sept. 10, 2020 – Myriad Genetics, Inc. (NASDAQ: MYGN, “Myriad” or the “Company”), a global leader in molecular diagnostics and precision medicine, today announced the election of Rashmi Kumar, age 51, to its Board of Directors, effective immediately, expanding the Board to 12 members. Additionally, Ms. Kumar was appointed to the Audit and Finance Committee of Myriad’s Board.

Ms. Kumar is Senior Vice President and Global Chief Information Officer of Hewlett Packard Enterprise Company. She previously served as Senior Vice President, Chief Information Officer, US Pharmaceutical and Global Chief Data Officer at McKesson Corporation. Ms. Kumar received a B.S. from Bihar Institute of Technology and an M.B.A. from University of California, Irvine.

“Rashmi’s experience and expertise in IT transformation, AI, data analytics, and digital solutions to drive growth and transformational business outcomes will be a valuable resource to Myriad,” said Paul Diaz, President and CEO of Myriad. “Her healthcare experience at McKesson’s oncology and pharmaceutical businesses will also be instrumental in advancing customer focused solutions for Myriad and its business partners.”

“We are very pleased to welcome Ms. Kumar to the Myriad Board,” said Louise Phanstiel, Chair of the Board of Myriad. “Rashmi’s perspective and experience will provide important strategic insights in executing our global strategy for molecular diagnostics and precision medicine in a dynamic and changing business environment.”

About Myriad Genetics®

Myriad Genetics Inc., is a leading precision medicine company dedicated to being a trusted advisor transforming patient lives worldwide with pioneering molecular diagnostics. Myriad discovers and commercializes molecular diagnostic tests that: determine the risk of developing disease, accurately diagnose disease, assess the risk of disease progression, and guide treatment decisions across six major medical specialties where molecular diagnostics can significantly improve patient care and lower healthcare costs. Myriad is focused on three strategic imperatives: transitioning and expanding its hereditary cancer testing markets, diversifying its product portfolio through the introduction of new products and increasing the revenue contribution from international markets. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, myPath, myRisk, Myriad myRisk, myRisk Hereditary Cancer, myChoice, myPlan, BRACAnalysis CDx, Tumor BRACAnalysis CDx, myChoice CDx, Vectra, Prequel, Foresight, GeneSight, riskScore and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. or its wholly owned subsidiaries in the United States and foreign countries. MYGN-F, MYGN-G.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to Ms. Kumar’s experience and expertise being a valuable resource to the Company; Ms. Kumar’s healthcare experience being instrumental in advancing customer focused solutions for the Company and its business partners; Ms. Kumar’s perspective and experience providing important strategic insights in executing the Company’s global strategy for molecular diagnostics and precision medicine in a dynamic and changing business environment; and the Company’s strategic directives under the caption “About Myriad Genetics.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties associated with COVID-19, including its possible effects on our operations and the demand for our products and services; our ability to efficiently and flexibly manage our business amid uncertainties related to COVID-19; the risk that sales and profit margins of our molecular diagnostic tests and pharmaceutical and clinical services may decline; risks related to our ability to transition from our existing product portfolio to our new tests, including unexpected costs and delays; risks related to decisions or changes in governmental or private insurers’ reimbursement levels for our tests or our ability to obtain reimbursement for our new tests at comparable levels to our existing tests; risks related to increased competition and the development of new competing tests and services; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and pharmaceutical and clinical services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and pharmaceutical and clinical services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and pharmaceutical and clinical services and any future tests and services are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating our laboratory testing facilities and our healthcare clinic; risks related to public concern over genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to our ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license or acquire; risks related to our projections about our business, results of operations and financial condition; risks related to the potential market opportunity for our products and services; the risk that we or our licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying our tests; the risk of patent-infringement claims or challenges to the validity of our patents or other intellectual property; risks related to changes in intellectual property laws covering our molecular diagnostic tests and pharmaceutical and clinical services and patents or enforcement in the United States and foreign countries, such as the Supreme Court decisions in Mayo Collab. Servs. v. Prometheus Labs., Inc., 566 U.S. 66 (2012), Ass’n for Molecular Pathology v. Myriad Genetics, Inc., 569 U.S. 576 (2013), and Alice Corp. v. CLS Bank Int’l, 573 U.S. 208 (2014); risks of new, changing and competitive technologies and regulations in the United States and internationally; the risk that we may be unable to comply with financial operating covenants under our credit or lending agreements; the risk that we will be unable to pay, when due, amounts due under our credit or lending agreements; and other factors discussed under the heading “Risk Factors” contained in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

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